Exhibit 99.1

                    Innovex Completes Sale of Metal Business


    MAPLE PLAIN, Minn.--(BUSINESS WIRE)--June 28, 2006--Innovex (Nasdaq:INVX) announces the sale of the business, facility and assets of its etched metal component business to Tech-Etch, Inc. on June 27, 2006. The $5 million transaction will result in a net cash inflow of approximately $3 million, a $1.5 million reduction in outstanding debt and an approximate $2.7 million gain on the sale of the assets.
    In addition, Innovex will simultaneously complete the transfer of its prototyping operation from its Litchfield, Minnesota location to its Lamphun Thailand location. The combination of these actions will result in quarterly cost savings of $500,000 to $1 million or up to $4 million annually. The prototyping transfer will also result in a significant reduction in the time required to produce prototype products by eliminating the transit time between Minnesota and Thailand and establishing a cost effective Thailand operation functioning 24 hours a day. The Company expects to begin experiencing the benefits of this lower cost structure in the September 2006 quarter.
    Tech-Etch is a Massachusetts based manufacturer of precision metal components, low volume flexible circuits and RFI/EMI shielding gaskets and components.

    About Innovex, Inc.

    Innovex, Inc. is a leading manufacturer of high-density flexible circuit-based electronic interconnect solutions. Innovex's products enable the miniaturization and increasing functionality of high technology electronic devices. Applications for Innovex's products include data storage devices such as hard disk drives and tape drives, liquid crystal displays for mobile telecommunication devices, flat panel displays and printers. Innovex is known worldwide for its advanced technology and world class manufacturing.

    Safe Harbor for Forward Looking Statements

    Except for historical information contained herein, the matters discussed in this release are forward looking statements that involve risks and uncertainties, including the timely availability and acceptance of new products, impact of restructuring charges, changes in product mix, the impact of competitive products and pricing, effect of world-wide economic conditions on flexible circuit demand, changes in manufacturing efficiencies, fluctuations in financial results and other risks detailed from time to time in the Company's reports filed with the Securities and Exchange Commission.



    CONTACT: Innovex, Inc., Maple Plain
             Douglas W. Keller, 763-479-5300
             Facsimile: 763-479-5395
             Internet: http://www.innovexinc.com